EXHIBIT 99.1

NB&T Financial Reports Earnings for Second Quarter 2010

July 20, 2010

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the second quarter of 2010 increased 57.0% to $1.3 million, or $.37 per diluted share, from net income of $809,000, or $.26 per diluted share, for the second quarter of 2009. Average earning assets for the second quarter of 2010 were $648.2 million, compared to $488.3 million, for the second quarter of 2009. Most of this growth is attributable to the acquisition of Community National Bank (“CNB”) in December 2009 and American National Bank (“ANB”) in March 2010. These acquisitions also contributed to net income for the first half of 2010 increasing to $6.9 million, or $2.02 per diluted share, from net income of $1.5 million, or $.47 per diluted share, for the first half of 2009. The increase in net income over last year is primarily due to the bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of ANB. In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010.

Commenting on these results, President & C.E.O. John J. Limbert said, “Needless to say, we are pleased with the year over year increase in earnings. This continues to be the result of a lot of hard work by a dedicated group of bankers. Both acquisitions have already been converted to our systems to help us become one organization more quickly. Our on-going training has been expanded, and we continue to assess the value of our assets acquired. Like anything new, there are a few bumps, but so far we are pleased with the overall results.”

Net interest income was $6.5 million for the second quarter of 2010, compared to $4.6 million for the second quarter of 2009. Net interest margin increased to 4.00% for the second quarter of 2010, compared to 3.81% for the same quarter last year. The net interest margin increased primarily due to two factors. First, average loans outstanding for 2010, which had an average rate of 6.41%, compared to 6.07% in 2009, increased $110.2 million, primarily due to the CNB and ANB acquisitions. Second, the average cost of interest-bearing liabilities declined from 1.84% in the second quarter of 2009 to 1.42% in the second quarter of 2010 on increased average deposits of $154.4 million. Due to increased liquidity, NB&T was able to lower rates on non-transaction accounts over the last year.

The provision for loan losses for the second quarter of 2010 was $525,000, compared to $225,000 in the same quarter last year. Net charge-offs were $326,000 in the second quarter of 2010, compared to $272,000 in the second quarter of 2009. The provision for loan losses was higher due to an increased general allowance related to the estimated negative impact of current economic conditions on commercial real estate collateral values and an increased level of non-performing loans. Non-performing loans increased approximately $800,000 during the second quarter of 2010 to $7.6 million, primarily due to one commercial real estate relationship of approximately $700,000. The provision for loan losses for the first half of 2010 was $960,000, compared to $475,000 for the first half of 2009.

Total non-interest income was $2.0 million for the second quarter of 2010, compared to $2.1 million for the second quarter of 2009. Total non-interest income was $12.6 million for the first six months of 2010, compared to $4.1 million for the first six months of 2009. The increase in the six-month period is due to the bargain purchase gain of $7.6 million and the $1.4 million pre-tax gain on the sale of NB&T’s insurance agency.

Total non-interest expense was $6.3 million for the second quarter of 2010, compared to $5.6 million for the second quarter of 2009. Non-interest expense was $13.8 million for the first half of 2010, compared to $10.9 million for the first half of 2009. The increase for both periods was due to increased compensation costs, including benefits, and operating expenses related to the six new acquired branches. Data processing is up due to the systems conversions and number of accounts processed, and professional fees have increased due to acquisition-related services.

On June 15, 2010 the Board of Directors declared a dividend of $0.29 per share, payable July 26, 2010 to shareholders of record on June 30, 2010. This dividend is unchanged from the dividend declared for the second quarter of 2009.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Statements of Income
Interest income	$8,350	$7,463	$6,417	$6,606	$6,503	$15,813	$12,893
Interest expense	1,879	1,846	1,801	1,851	1,870	3,725	3,823

Net interest income	6,471	5,617	4,616	4,755	4,633	12,088	9,070
Provision for loan losses	525	435	900	175	225	960	475
Other non-interest income	2,015	3,077	1,997	2,211	2,082	5,092	4,016
Gain on bargain purchase	—	7,572	1,807			7,572
Other-than-temporary impairment charge	—	(50)	(150)			(50)
Net gains/(losses) on sales of securities	3	—	—	5	38	3	38

Total non-interest income	2,018	10,599	3,654	2,216	2,120	12,617	4,054
Total non-interest expenses	6,265	7,496	6,003	5,535	5,555	13,762	10,943

Income before income taxes	1,699	8,285	1,367	1,261	973	9,983	1,706
Income taxes	429	2,680	(210)	269	164	3,109	238

Net income	$1,270	$5,605	$1,577	$992	$809	$6,874	$1,468

Per Share Data
Basic earnings per share	$0.37	$1.65	$0.49	$0.32	$0.26	$2.02	$0.47
Diluted earnings per share	0.37	1.65	0.49	0.32	0.26	2.02	0.47
Dividends per share	0.29	0.29	0.29	0.29	0.29	0.58	0.58
Book value at quarter end	20.73	20.49	18.91	18.95	18.67	20.73	18.67
Average basic shares outstanding	3,396	3,394	3,154	3,152	3,149	3,396	3,149
Average diluted shares outstanding	3,397	3,394	3,154	3,152	3,149	3,396	3,149

Balance Sheet Items (Quarter End)
Total assets	$696,400	$717,222	$649,340	$554,754	$541,521	$696,400	$541,521
Securities	146,979	152,537	142,425	125,573	121,761	146,979	121,761
Loans, including loans held for sale	434,380	432,371	395,822	336,308	332,269	434,380	332,269
Allowance for loan losses	3,842	3,644	3,775	3,009	2,912	3,842	2,912
Deposits	576,081	597,804	541,422	448,597	437,898	576,081	437,898
Borrowings	40,188	40,316	40,216	40,064	40,579	40,188	40,579
Total shareholders’ equity	70,699	69,877	64,485	60,138	59,227	70,699	59,227

Assets Under Management
Total assets	$696,400	$717,222	$649,340	$554,754	$541,521	$696,400	$541,521
Cash management sweep accounts	43,737	47,556	42,605	53,617	49,978	43,737	49,978
Market value of trust assets	154,506	158,088	163,678	168,275	160,883	154,506	160,883

Total assets under management	$894,643	$922,866	$855,623	$776,646	$752,382	$894,643	$752,382

Selected Financial Ratios
Return on average assets (annualized)	0.72%	3.43%	1.11%	0.71%	0.61%	2.03%	0.56%
Return on average equity (annualized)	7.24	34.77	10.34	6.61	5.42	20.43	4.98
Dividend payout ratio	78.38	17.58	59.18	90.63	111.54	28.71	123.40
Net interest margin	4.00	3.75	3.53	3.72	3.81	3.88	3.76
Non-interest expense to total revenue	73.80	46.23	72.59	79.40	82.26	55.71	83.38
Average loans to average total assets	61.54	59.31	59.79	60.07	61.26	60.47	61.78

Asset Quality
Nonaccrual loans	$7,587	$6,471	$6,857	$2,907	$2,396	$7,587	$2,396
Accruing and 90 or more days past due	1	292	19	521	440	1	440
Restructured loans	—	—	—	945	935	—	935

Total nonperforming loans	$7,588	$6,763	$6,876	$4,373	$3,771	$7,588	$3,771

Other real estate owned	3,894	4,137	3,455	1,855	2,045	3,894	2,045
Net charge-offs	326	567	132	78	272	893	974

Non-performing loans to total loans	1.75%	1.56%	1.74%	1.30%	1.13%	1.75%	1.13%
Loan loss allowance to total loans	0.88	0.84	0.95	0.89	0.88	0.88	0.88
Loan loss allowance to non-performing loans	50.63	53.88	54.90	68.81	77.22	50.63	77.22
Loans 30+ days past due to total loans	0.81	0.73	0.65	0.82	0.52	0.81	0.52
Net charge-offs to average loans	0.58	0.58	0.16	0.09	0.33	0.44	1.19

Capital
Average equity to average total assets	9.98%	9.86%	10.71%	10.75%	11.18%	9.92%	11.18%
Tier 1 leverage ratio**	10.55	11.13	12.15	11.72	12.10	10.55	12.10
Total risk-based capital ratio**	17.43	17.50	16.87	18.53	18.74	17.43	18.74

**	Estimated for current quarter end